Exhibit 99.1

November 6, 2008

Micronetics Announces Stock Repurchase Authorization

Hudson, NH—(BUSINESS WIRE)—Micronetics, Inc. (NASDAQ:NOIZ) today reported that its Board of Directors has authorized the repurchase of up to 500,000 shares of its common stock. The repurchases may be made in the open market or through privately negotiated transactions and will depend upon various factors, including the Micronetics stock price and market conditions.

David Robbins, Micronetics CEO, stated, “The authorization from the Board to repurchase shares is an indication of the confidence we have in our long term outlook.” Mr. Robbins continued, “We view our common stock as an attractive value at current trading prices. We believe that our cash flows and credit availability will permit Micronetics to repurchase our stock while continuing to invest in the growth of our business. Our share repurchase plan demonstrates our continued commitment to use our resources to create long-term shareholder value.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat Avionics, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, such as the statements regarding the authorization of the stock repurchase. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

Contact:

Micronetics, Inc.

David Robbins, CEO, 603-546-4131